Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 29, 2015, with respect to the consolidated financial statements and schedule of Ferrellgas, L.P. and the financial statements of Ferrellgas Finance Corp. included in the Annual Report on Form 10-K of Ferrellgas, L.P. and Ferrellgas Finance Corp. for the year ended July 31, 2015, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Kansas City, Missouri

April 1, 2016